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                                                                    EXHIBIT 99.1










                  HUNTINGTON BANCSHARES INCORPORATED, WEBCAST
                                JANUARY 31, 2002














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         KEITH: -- Tom Hoaglin was appointed CEO last February and has really turned this franchise around. It's been a year and you can already see the signs of progress. The efficiency ratio has already improved from 62% earlier in 2001 when he took over to 56% by the end of the year. And Huntington also announced the sale of the Florida franchise so it could better focus on its core Midwest markets and deliver shareholder value through a share buyback. Here to provide you with the full report card on the progress being made so far and the outlook for 2002 is Tom Hoaglin, Chairman President and CEO of Huntington, CFO - Mike McMennamin and head of dealer sales Nick Stanutz.
         TOM HOAGLIN: Keith, thank you very much. Good morning. We really do, Keith, appreciate the invitation to speak today. Thanks to you and your colleagues for giving us this opportunity. I also want to introduce Jay Gould, our Director of Investor of Relations. We're grateful for your interest in Huntington. As Keith mentioned, I've now been at Huntington for a year.
         For those of you who have not heard me speak in the past about Huntington, let me just say a few words. A year ago, the company was very centralized, very top down driven. Many employees were demoralized and didn't have, or at least feel they had, an opportunity to make decisions to take care of customers. Revenues weren't growing. As Keith mentioned, the efficiency ratio was high. Earnings were headed steadily South. We really needed to get back to basics.
         The last year has been intense and filled with change, changes in geographic focus, the management team, organizational structure, strategic direction, culture and


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smaller changes like our decision to sell the corporate jet. And more recently, to vacate our executive offices for more modest space.
         Our goal has been to rebuild value for shareholders. That mission has required us to create a better environment for Huntington employees... which we refer to as "associates"... and a sharper focus on customers. We've made good progress. We're now confronted with more credit quality issues than we had expected. But, we do have good momentum in many parts of the business, reflected in many financial measures.
         I'll begin this morning with an overview of the company, the progress we've been making in building a new Huntington, and highlights of achievements, progress and successes to date. With credit on everyone's mind, Mike is going to provide a detailed review. He'll then cover some recent financial performance trends. I'll conclude with some high level comments regarding this year's outlook. Then Mike, Nick and I will take your questions. So let's begin.
         Following the Florida sale, Huntington will be a $26 billion Midwest financial services company with primary businesses as outlined. The left side of this chart shows that our footprint consists of a sizeable banking presence in Ohio and Michigan with a smaller presence in Indiana, Kentucky and West Virginia. The percentages represent the share of deposits in some of our markets.
         On the right side is a graph showing the fourth quarter line of business earnings contribution. When our line of business results are recorded, we typically allocate all of the mortgage banking and about half of the private financial group's earnings to retail and


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                                                                          PAGE 4


corporate banking. But this presentation, which is before those internal allocations, provides a better picture of our earnings sources on a macro level. I should point out, however, that the corporate share of 17% is smaller than would typically be the case because of their fourth quarter credit costs being particularly high.
         When we spoke to investors last July, we shared a list of objectives associated with the corporate restructuring - most of which we wanted to accomplish in the last half of 2001. This is our report card. The most notable achievement was the agreement to sell our Florida franchise to SunTrust. This was accomplished and attracted a 15% deposit premium, and we expect to close the deal in mid-February. This transaction will free up about $800 million capital. And, as previously announced, a significant portion of this capital will be used to repurchase shares. We anticipate announcing our repurchase plan shortly after the transaction closes.
         Very importantly, a key achievement was the fact that operating efficiencies were improved both due to revenue growth, which is perhaps not a well-known fact, and expense reductions. All in all - a very busy and very successful last half of the year.
         Perhaps our biggest challenge is the building of a new culture. To this end, these are some of our objectives. We've made progress but this is not a done deal. Call it work in progress. But as CEO, I must tell you I'm very encouraged by what I see. Through simple things like our "GO AHEAD" pin reminding associates they're free to make decisions that benefit customers on the spot without having to run everything up the headquarters' flag pole. Everyday I see, hear and talk with associates who are feeling


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much more engaged and enthusiastic about the company. We also needed to take decision-making closer to the customer. Our vision is to be the local bank with national resources. This embodies the notion that customers have to feel they can deal with decision makers - people who can make a difference for them. To this end, we established six banking regions throughout our footprint, with five of them headed by new presidents.
         We also wanted to create a broad-based ownership by our associates. In September, we approved a company-wide employee stock option plan in which virtually all employees were granted stock options. These options vest in either five years or whenever the stock price exceeds $25 for five consecutive trading days. It's been very, very well received by our associates. We also needed to install a sales culture. Here, I'd say were in the first innings of the game, but there is progress.
         On the retail banking side, we hired a proven executive specifically to oversee the effort, and he's making a difference. The most notable is the weekly sales management process now embedded throughout the retail bank. Today by 9:00 on Monday morning, all 3,900 retail bankers across the country know exactly what there are supposed to do during the week. And by noon on Friday, they'll know how they did.
         On the commercial side, we introduced the sales leadership system, which includes weekly sales meetings, pipeline management, and sales growth setting and tracking. This is basic blocking and tackling others certainly have done. But it was absent at Huntington.


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         We're also instilling a culture of accountability. While we have income statements at many organizational levels, this year we're rolling out P & Ls to each banking office. When managers and their staff know how they're doing, vis-a-vis other banking offices and with regard to their budget, they'll better manage their business for profitable growth. Which leads to the last point - creating pay for profitable performance incentive plans. Past incentive plans in retail at Huntington, rewarded volume and production. They didn't necessarily reward growing profits at the unit level. We've changed the plan to emphasize profitable growth.
         Developing a stronger credit culture, particularly in commercial banking is a must for us. To this end, we've made several changes to improve the credit process. In the old model, all commercial credit decisions including shared national credits, flowed up through the Regional Presidents. But not every President had the requisite body of knowledge or objectivity that an independent Senior Lender would have.
         So first, we created a new position of Senior Lender who reports to the head of commercial banking to whom the Regional Presidents do not report. This separated credit approval from credit origination for all credits greater than $10 million. The person that we brought in to head this credit approval function has 25 years of commercial loan and credit administration experience with regional commercial banks. Importantly, we centralized the shared national credit review, underwriting and approval processes through this function. This, in turn, was augmented by the addition of a syndication function to manage our exposure of syndicating other large credits.


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         The graphic on the right hand side of this chart shows several things regarding the new model for credit approval. First, to honor our local bank vision, we have portfolio managers and underwriters in the regions with proper authority limits - and I might add expertise - to make the vast majority of credit decisions locally. On larger credits, the approval process routes first to regional credit officers - these are people who reside in the region and therefore, we think, retain the local perspective. They now report to the Senior Lender to assure underwriting and approval consistency. Larger deals are approved within a centralized approval process with higher approval authorities as shown. But as Mike will detail later, we don't get up to these levels very often. Which is why we spent considerable time re-educating everyone involved in credit from origination through approval regarding exactly what a Huntington deal is. This slide reviews the characteristics of a typical Huntington deal. First Huntington is the customer's primary bank. That doesn't necessarily mean we're the only bank, but we're the primary bank. Getting everyone on the same page is obviously critical and it assures standardized underwriting.
         Another priority would be credit quality within our dealer sales auto finance business. This slide highlights some areas of progress we've made and Mike will provide more detail in a few minutes.
         Let me now turn to some of the success stories of last year and current priorities for each business line. In many ways, regional banking, which consists of our retail and commercial banking businesses, saw most of the changes. Virtually all senior

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management was replaced. This has added new vitality and leadership to our local bank. And we added new capabilities targeted at our larger commercial customers. One was equipment leasing - an area of expertise we did not have. And another - capital markets, which would include customer derivatives that generated about
$8 million in fees during its first year of operation.
         This slide shows the growth in average loans and core deposits by region from the second quarter of last year to the fourth for both retail and commercial banking. For the second half of the year, loans grew at an annualized rate of 2.8% for retail and 5.4% for commercial. The decline in retail loans in our central Ohio region reflected the success of a five-year ARM mortgage product, which we market heavily in this region during the fourth quarter. This resulted in a dramatic shift in the mix of fourth quarter originations for this particular region, toward first mortgages and away from home equity loans, which has been a source of growth for the other regions. First mortgage originations appear on the books of the Mortgage Company and are not included in these numbers. Importantly, we're seeing loan growth in Michigan, where we've not been able to grow during the last few years. Commercial loan growth was spread throughout the regions. And, on the core deposit side, retail growth in Michigan has been particularly strong reflecting their head start on some of their marketing programs. But, virtually all regions performed very well in growing deposits. On the commercial side, growth in all regions was seen, with the exception of Michigan, which reflected a planned decline in public fund deposits.
         What are our immediate priorities in retail banking? As you look at this list, with


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the exception of accelerating the West Michigan turn around, these would apply to any well-run bank. I would note that this year we'll be rolling out a new customer service system in all banking offices to give associates better capabilities in serving customers. The good news is we don't have to move outside the box to improve our results. We just have to execute better. And we can.
         For commercial banking, the number one priority is managing credit risk. Dealer Sales also saw progress last year. And, our immediate priorities in this line of business include continued focus on maintaining the credit quality of new originations as well as using behavioral scoring to improve collection results.
         Our Private Financial Group had some very notable successes last year. We added five new proprietary mutual funds with assets of $115 million at year-end. Importantly, in a year that saw mostly negative return investment performance, 14 of our 17 proprietary funds - Huntington Funds - posted positive returns. These two factors contributed to the 12% increase in proprietary mutual fund asset growth last year with total assets of $3 billion at year end. Annuity sales totaled about $600 million, which was a record year and up about 61%.
         Immediate priorities in this business are to keep building on our successes to grow proprietary mutual fund assets as well as total assets under management.
         Lastly, our mortgage banking business had a banner year. Others did, we did. We originated $3.5 billion of new loans - the highest level in eight years. Today, our servicing portfolio is a little over $5 billion. Going forward, we've got a couple of high


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priorities. First is to improve cross-sells with home equity lines of credit as a primary emphasis, and second, to market intermediate ARM loans.
         That's a pretty quick run-through. Now, let me turn this over to Mike for some additional detail and color. Mike.
         MIKE MCMENNAMIN: Thanks, Tom. This slide shows the composition of our $22.8 million managed loan portfolio at year-end and includes $2.7 billion of loans that are in Florida and also $1.2 billion of securitized auto loans. 46% of our total portfolio is in commercial and commercial real estate. 32% in auto loans and leases. And, of the remaining 22%, 70% is in home equity loans or home equity lines.
         The pie chart at the right shows a breakdown of loans by regions and line of business. In Huntington's organizational structure, loans are managed either on a line of business or on a regional basis. The Indirect Auto Business, The Private Financial Group and Huntington Mortgage Company are managed as lines of business for the company as a whole and represent 39% of total loans, with the remaining 61% being managed by the six regions - primarily commercial and retail loans.
         The next slide shows the industry composition of our $10.4 billion commercial and commercial real estate portfolio. This represents a fairly typical industry composition with services, manufacturing and financial, insurance and real estate comprising 68% of the total portfolio. Manufacturing represents 14%.
         The right hand pie chart shows the break out of our 26,000 commercial and commercial real estate loans by loan size. Almost 99% of the loans are less than $5


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million with only 365 loans in the company above this threshold. Only 21 of those loans are greater than $25 million and there are two loans included in that group over $50 million. As Tom mentioned just a minute ago, any loans greater than $10 million are approved centrally.
         Non performing assets totaled $227 million at the end of the year - a $122 million increase during the year. This increase was driven both by a deterioration in credit quality and by a more aggressive process of identifying problem loans. We brought in a new head of loan review in the middle of last year. And he's spent the last six months combing through the portfolio.
         With the dramatic slow down in the economy, the manufacturing sector has been the most adversely affected in our market area. Lots of sales volume, aggressive capital structures and heavy overhead have all contributed to this sector's problem. Manufacturing loans represent 14% of our total commercial portfolio, 25% of our non-performers and 39% of the $122 million increase in non-performing assets last year.
         The financial, insurance and real estate sectors performed well. Consisting predominantly of companies in the real estate business, this sector has enjoyed good growth and absorption levels in our market. Although this sector typically lagged general economic conditions, we feel comfortable with our commercial real estate exposure. Loans to these businesses represent 29% of our commercial portfolio, 15% of non- performers and account for only 20% of the increase in non-performing assets last year.
         We feel this portfolio is well-balanced, and we have little concern about industry


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concentration. The portfolio mix has remained relatively constant for some period of time. Shared national credits and larger exposures have adversely impacted our overall credit quality, and we expect those trends to continue through the first half of this year.
         Turning to the indirect auto business, which represents 32% of our total loan portfolio, the pie charts on the left side show the composition of loan and lease originations from the last two years. Origination volume was relatively unchanged at $3.4 billion last year, with 65% of that volume being loans and 35% leases versus 60% and 40% respectively the year before. This mix shift away from leasing has been manufacturer-induced through their incentive programs, which have been geared more towards loans than leases. Additionally, the reduction in lease residual values in the last two years and the resulting increase in monthly lease payments versus loan payments has contributed to moving customers away from the lease product. The right-hand pie chart shows the movement towards more new car financing in 2001 as opposed to used car, and again, driven by the structure of the manufacturers' incentive programs. For the majority of the year, these programs focused more on cash rebates than interest rate subvention that tended to lead to more available new car units available for bank financing.
         This next slide shows accumulative loss rates on three separate vintages of our managed auto loan and lease portfolio. On the left hand chart, the lowest line represents accumulative losses on loans originated between the fourth quarter of 1998 and the third quarter of 1999, which was a good underwriting period for Huntington. Losses on this book of business are on track to generate an estimated annual loss of 75 basis points over


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their life. The dark line at the top of the graph represents accumulative losses on loans originated from the fourth quarter of 1999 through the third quarter of 2000. And this is the book of business that's our problem child. The credit quality of the loans booked during this period was weaker, with 18% of these loans in the lower FICO score tiers. This part of the portfolio has been, and still represents, a disproportionate share of our credit losses. Annual losses on these loans over their life are expected to be over 200 basis points. While this vintage is having an adverse impact on our portfolio results, the relative impact is diminishing as the relative size of this vintage is being reduced over time. Loans originated during this time period have declined from 42% of the total managed portfolio a year ago to 25% in December of this last year.
         The new vintage of loans, which is the middle line, originated since the fourth quarter of 2000, are of significantly better credit quality although this vintage, as well as all vintages, is being adversely impacted by economic conditions. The average FICO score on this vintage is higher than either of the two earlier vintages. We expect the lifetime per annum losses on this vintage to be less than 100 basis points.
         The next slide shows our quarterly charge-off trend over the last eight quarters and the composition of these charge-offs. Charge-offs in this chart and table exclude charge-offs on the portfolios we've exited and for which reserves were established in the second quarter. The commercial real estate installment loans, home equity line portfolio and residential real estate portfolios, which comprise 40% of our total loan portfolio, performed relatively well in this adverse economic environment. The C & I portfolios


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saw charge-offs increasing significantly. And, we also experienced significant weakening in the auto lease portfolio.
         The next slide shows the increase in the loan loss reserve in 2001 with our reserve ratio increasing from 1.45% to 1.90% at year end in 2001 - a 31% increase. The table shows our relative loan loss reserve position at year end where we have the third highest ratio among 19 other regional bank holding companies, where the median of these 19 banks is 1.48%. For perspective here, we're showing our year-end 2000 reserve ratio at 1.45%. We were eighth among this same group of banks who had a median ratio of 1.42%. There is no question that our credit quality has deteriorated significantly during the past year, but we feel we've taken the difficult, but certainly necessary, steps to maintain a strong reserve position---perhaps even to a greater extent than have other banks.
         Let's turn to financial performance. At our July 12th investor conference, where we outlined our new strategic direction, we also provided guidance for some key financial drivers for the second half of 2001. This slide shows how we performed versus that guidance. Loan growth came in roughly at 5% for the second half - obviously a little slower than we had projected, and that was related to the economic slowdown. The second-half net interest margin was 4.08% versus the 3.90% that we had projected in July---we benefited from the decline in rates and being slightly liability sensitive. Our annualized revenue growth in the second half was approximately 5%. That was driven by the increase in our net interest margin and also growth in non-interest income. The



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efficiency ratio came in a little bit lower than the 57% to 59% range that we had projected. Now, the obvious problem area here is that our charge-offs in the second-half were 89 basis points versus our projected 65 basis points. These higher charge-offs and charge-offs at that higher level versus the projection cost us $0.06 to $0.07 cents of earnings in the second-half of the year. You may recall that after the increase in the loan loss reserve, the 1.67% in the second quarter, our intention was to return the loan loss to 1.45%. This was a beginning level as losses were realized on portfolios that we had exited, and for which we had established reserves, in the second quarter's special charge. With the economic weakness and higher charge-offs experienced in the second half, we reversed this policy course, and we actually increased further in the fourth quarter to 1.90%. We had estimated earnings per share in the second half at $0.58 to $0.60. We earned $0.60, in spite of the significant higher charge-offs.
         I'm going to show you a series of slides that show some key performance indicators over the last eight quarters. There's a series of other slides we won't talk about today which are included in the appendix.
         As you can see, our earnings per share in the left chart has stabilized over the last four or five quarters albeit at a lower level than that of the first half of 2000.
         The right hand chart shows the quarterly trend in pre-tax income, excluding loan loss provision expense and security gains. From this perspective, you get a significantly different picture than the earnings per share trend shows. That is, you get an upward trend in quarterly earnings and you also get earnings at a higher absolute level in the


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second half of 2001 than the first half of 2000. The point here is that we're making significant progress in turning the company around, but this progress is being masked by the increase in our loan loss provision expense.
         The next slide shows steady progress that we're making in net interest income and net interest margin during the past year. The increase from the low of 3.70% in the fourth quarter of last year to 4.11% in the fourth quarter this year has been influenced, among other things, by a planned reduction of lower margin investment securities over the year as shown in the right hand chart.
         The next slide shows two graphs that illustrate our interest rate risk management efforts from two perspectives. First, on the left hand side, our net interest income at risk over the next 12 months. And secondly, the economic value of equity, that is the market value of the firm under different interest rate scenarios. Our interest rate risk has been declining over the last year as interest rates have come down. And, it is at a very modest absolute level today.
         The next slide shows that we experienced solid 7.5% revenue growth in 2001 with steady quarterly progression. Even if we exclude the $19 million increase in mortgage banking revenues - revenues increased 6.2% versus the prior year. We've also made good progress in reducing the efficiency ratio this year both with expense reduction three quarters in a row and revenue increases.
         As you know, our capital position is going to improve significantly with the Florida sale a couple of weeks away. The tangible common equity to tangible asset ratio


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will increase from 6.04% at the end of 2001 to 9 1/8% to 9 1/4% upon completion of this sale. The right hand chart shows the progress we've made in recent quarterS in improving our capital ratios. The ratio has improved from approximately 5.5% to slightly over 6% over the last seven quarters in spite of very weak earnings performance, and also in spite of $148 million of restructuring charges, of which $115 million occurred in 2001. The primary driver of the improved capital position was operating earnings, net of dividends, partially offset by the restructuring charges.
         We obviously have a long way to go to improve Huntington's financial performance to that of a top tier regional bank. We do feel we've made a lot of progress in 2001. We're starting to show some consistent improvement in our financial ratios albeit they're being masked by deterioration in credit quality. We've increased the loan loss reserve from the middle of the pack to a much higher level than all but a couple of top-tier regional banks. Our obvious challenge is to deal with the credit deterioration a significant part of which has been occasioned by the economic weakened, but certainly some of which is related to specific Huntington issues.
         We now turn the presentation back over to Tom.
         TOM HOAGLIN: Let me close this morning with a few comments regarding the outlook for 2002. First, and to no one's surprise a key determinant of 2002 earnings will be the economic environment, the level of interest rates, and credit quality. The assumption we have made is that the weakness of the economy will continue through the first half of the year with a modest recovery in the second half. As a result, we expect to


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see continued high-levels of net charge-offs and non-performing assets for at least the next couple of quarters. We're not looking for significant deterioration beyond fourth quarter levels, but pressure will remain on credit performance. Regarding interest rates, our view is that short term rates will increase. Perhaps 150 to 200 basis points during the year and the yield curve will flatten. We've not made any changes in our performance assumptions since we held the fourth quarter earnings conference call a couple of weeks ago.
         Relative to our key priorities, let me underscore that our very top priority is managing credit quality. These are some of the others. The first two are inter-linked. One is to complete the sale of Florida - targeted again for the middle of February. Second is to announce shortly thereafter the stock repurchase program. Improving our product cross-selling in all lines of business is high priority, so is continuing the progress we've seen thus far in turning around the performance of our West Michigan region. The remaining items listed will always be on our priority list, just as they are for any great company. And, while we have made progress in each of these over the second half of last year, we still have plenty of opportunities to do much better. In sum, 2002 boils down to executing the game plan.
         Let me close with a re-visit of the long-term financial performance targets outlined last July. Our message today is that over the last eight months, we've positioned the company to move toward these goals. Further, we're making specific and quantifiable progress in a number of areas, including loan and deposit growth as well as improving


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                                                                         PAGE 19


our operating efficiencies and returns. We're not there yet, but we are on our way.
         This concludes our prepared remarks. Now Mike, Nick and I are pleased to take any questions you may have.
         MALE SPEAKER: What is the average coupon in the auto loan and lease book? And then these - are these 100 basis points of annualized charge-offs?
         MIKE MCMENNAMIN: The average coupon rate in the fourth quarter was somewhere in the 9.5% range.
         TOM HOAGLIN:  Other questions, yes sir?
         MALE SPEAKER:  (question)
         TOM HOAGLIN: You're speaking about return on assets for West Michigan? MALE SPEAKER: (question)
         TOM HOAGLIN: We're not really focused on - internally we're not focused on return on assets for particular regions. What we are seeing in West Michigan is after a long and steady period of decline in the few years following the acquisition of some banks there. In the late 90's, we reversed the trend of loss of customers, loss of accounts, loss of deposits. We have a motivated team up there. We've really revamped the management team almost top to bottom. There is turmoil in that market as a result of other changes from competitors and we feel that despite what Huntington did following acquisitions in the past that we're getting lots of opportunities to bring back business to the bank. So, I feel very good about that.
         MALE SPEAKER:  (question)

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                                                                         PAGE 20

         TOM HOAGLIN:  Okay.  Good suggestion.
         MALE SPEAKER: Can you discuss the REIT in light of the PNC issues? MIKE MCMENNAMIN: Huntington set up a fully-owned subsidiary in May of
1998. The purpose that it was set up was to - one, consolidate a lot of our real estate assets into one bucket. Secondly, it was a vehicle that was expected would have the capability of generating or raising tier-one regulatory capital at some point. That continues to be its purpose. We did sell some preferred stock in the fourth quarter of 2001 for the purpose of raising regulatory capital including a preferred stock offering of $50 million to the public. It is important to understand that this structure is a consolidated entity. It's a wholly-owned subsidiary of Huntington National Bank, which in turn is a wholly-owned subsidiary of Huntington Bancshares Incorporated. All of the assets roll right up to the bank into the corporation and all the consolidated numbers. It's not off balance sheet.
         MALE SPEAKER:  (question)
         MIKE MCMENNAMIN: The only other off-balance sheet transactions we have are two auto loan securitizations, which were done in the first half of 2000. There's approximately $1.2 billion of loans that are in those structures. One was a public transaction - a half a billion dollar transaction in January of 2000. That's amortized down to about $200 million. And the second is a revolving five-year $1 billion securitization that was effective in June of 2000 that still has $1 billion - with the revolving feature still having $1 billion outstanding. Those are the only off-balance sheet transactions other


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                                                                         PAGE 21


than the generic interest rate swaps, which I think everybody has. We have customer swaps and we have swaps that we use for our own interest rate management purposes.
         TOM HOAGLIN:  Other questions?  Yes sir.
         MALE SPEAKER:  (question)
         TOM HOAGLIN: Our thinking there is that at such point in time as we see clear evidence of improved credit quality from improved economic situation, we would re-evaluate that 1.9% level. We established that just out of an abundance of caution. But we did not make a statement in the process that that would be a level that we would maintain in perpetuity. So hopefully we will, during the latter part of 2002, get a clear signal of improved conditions and be able to reassess that level.
         MIKE MCMENNAMIN: Having said that, when we showed our earnings expectations for 2002 that does not assume any declines in the loan loss reserve ratio to go into earnings.
         TOM HOAGLIN:  Is that Keith?
         MALE SPEAKER:  (question)
         TOM HOAGLIN:  Do you mean to say how much --
         MALE SPEAKER: If you are top tier......How much of a difference is there in terms of the top tier versus the bottom tier?
         TOM HOAGLIN: I don't - in the bottom tier, I don't think there would be any bit of - and we're going to be pretty strict about that. Keith I do not know exactly how much for example our top selling branch person would be able to make. It would be his or her


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                                                                         PAGE 22

compensation - we can certainly get you that information. Do you have a sense of that Mike?
         MIKE MCMENNAMIN: My sense is that it will probably be 30 to 35 to 45% difference in total compensation. That is if you assume that the - that the top performer received a incentive compensation and the bottom performer received absolutely none. I think incentive compensation would be some place in the 30 to 45% range for the top performers.
         TOM HOAGLIN:  Other questions?  Yes sir?
         MALE SPEAKER:  (question)
         TOM HOAGLIN:  What else was included of value?
         MALE SPEAKER:  (question)
         TOM HOAGLIN: I think Mike, it's safe to say that SunTrust and for that matter, other bidders in the process were assessing the value of our primarily our retail banking operation down there. We are selling loan portfolios as well
- selling about $2.7 to $2.9 billion loans and about $4.7 billion give or take in deposits. We are retaining - what I would call our Private Financial Group, meaning private banking and trust related offices in Naples and Stuart as well as our Dealer Sales (our auto finance operations) and mortgage operations in Florida. But, their assessment basically was on the basis of retail banking and deposits and loan portfolios.
         MALE SPEAKER:  (question)
         MIKE MCMENNAMIN: No the deposit levels are determined - once the

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transaction closes the deposit levels have been determined and that's final.
It's not dependent upon any growth or lack of growth from that point forward.
         TOM HOAGLIN: Great. Thank you very much for your interest in Huntington. We're sure pleased to be here.